Exhibit 10.1

NETAPP, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Effective as of September 1, 2018)

NetApp, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 1999 Stock Option Plan (the “Plan”).  Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

I.EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of awards (except Incentive Stock Options) under the Plan, including discretionary awards not covered under this Policy.  All grants of awards to Outside Directors pursuant to Section II of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

A.Type of Award.  Prior to the date upon which an award is to become effective pursuant to this Policy, the Board or the Compensation Committee of the Board (the “Compensation Committee”) may determine the type of award or awards that an Outside Director will receive.  Except as provided herein, not all Outside Directors will be required to receive the same type or amount of awards under this Policy.  In the absence of the Board or Compensation Committee making a determination as to the type of award that is to be granted to an Outside Director under this Policy, the Outside Director will receive his or her award in the form of restricted stock units (“RSUs”).  Any award granted pursuant to this Policy will be subject to the other terms and conditions of the Plan and form of award agreement previously approved for use under the Plan.

B.Value.  For purposes of this Policy, “Value” means (i) with respect to any awards of Restricted Stock or RSUs the product of (A) the Fair Market Value of one share of Common Stock on the grant date of such award, and (B) the aggregate number of shares of Restricted Stock or number of shares subject to or issuable pursuant to the RSUs, and (ii) with respect to any option, the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine prior to the grant of an award becoming effective, on the grant date of such award.

C.No Discretion.  No person will have any discretion to select which Outside Directors will be granted awards under this Policy or to determine the number of shares of Common Stock to be covered by such awards (except as provided in Section III.F. below).

II.GRANTING OF AUTOMATIC AWARDS

A.Grant of Initial Award.  Each individual who is first elected or appointed as an Outside Director shall automatically be granted, on the date that is two business days following  such initial election or appointment (the “Initial Grant Date”), an award (the “Initial Award”) of a number of RSUs with a Value of $250,000 (if such election or appointment occurs before February of the applicable Board Year) or with a Value of $125,000 (if such election or appointment occurs after February of the applicable Board Year). A “Board Year” shall run from the date of the Annual Stockholders Meeting until the date immediately preceding the next Annual Stockholders Meeting.  However, the Outside Director shall not receive any such award if he or she was in the employ of the Company or any of its subsidiaries during the past three years ending on the date of the election or appointment.

B.Grant of Annual Awards.  On the date of each Annual Stockholders Meeting, but after any stockholder votes are taken on such date (the “Annual Award Grant Date”), each Outside Director who is to continue to serve as an Outside Director shall automatically be granted an award (an “Annual Award”) of a number of RSUs with a Value of $250,000.

III.TERMS OF INITIAL AND ANNUAL AWARDS

A.Award Agreement.  Each award granted pursuant to this Policy (“Automatic Awards”) shall be evidenced by an agreement in such form as the Board, the Compensation Committee or their respective authorized designee shall determine, which complies with the terms specified below.

B.Automatic Awards.

1.Vesting.  Subject to the other provisions of this Section:

(i)Initial Award.  The RSUs granted pursuant to an Initial Award shall vest upon the Participant’s continuation in Board service through the day immediately preceding the date of the next Annual Stockholders Meeting following the Initial Grant Date.

(ii)Annual RSUs.  The RSUs granted pursuant to an Annual Award shall vest upon the Participant’s continuation in Board service through the day immediately preceding the date of the next Annual Stockholders Meeting following the Annual Award Grant Date.

(iii)Effect of Cessation of Board Service.  If a Participant ceases to serve as a Board member for any reason other than due to death or Permanent Disability, then his or her Automatic Award(s) which are not then vested shall never become vested or paid out and shall be immediately forfeited.  If a Participant ceases to serve as a Board member by reason of death or Permanent Disability prior to the vesting of his or her Automatic Award(s), then one hundred percent (100%) of the RSUs shall immediately become vested, and subject to the terms and conditions of any deferral election made pursuant to Section III.B.3 below, payable.

2.Form and Timing of Payment of Automatic RSUs.  Except as described in Section III.B.3 below, any Automatic Awards that vest shall be paid in whole shares of Common Stock as soon as practicable after the date of vesting.

3.Deferral of Proceeds.  The Board, the Compensation Committee or their respective authorized designee may, in its discretion, provide a Participant with the opportunity to defer the delivery of the proceeds of any vested Automatic Awards that would otherwise be delivered to the Participant hereunder.  Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board, the Compensation Committee or their respective authorized designee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), unless otherwise specifically determined by the Board, the Compensation Committee or their respective authorized designee.  If a Participant elects to defer the proceeds of any vested Automatic Awards in accordance with this Section, payment of the deferred vested Automatic Awards shall be made in accordance with the terms of the deferral election.

C.Approval of Grants.  Board or Compensation Committee approval of this Policy shall constitute pre-approval of each award grant made under this Policy on or after September 1, 2018, and the subsequent exercise or payment of that award in accordance with the terms and conditions of this Policy and the award agreement evidencing such grant.

D.Revisions.  The Board or the Compensation Committee, in their respective discretion, may change or otherwise revise the terms of awards granted under this Policy for awards granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.  For purposes of clarification, the changes or other revisions the Board or the Compensation Committee can make to this Policy include, but are not limited to, the dollar value or number of shares of Common Stock subject to the awards, the type of awards granted, and the vesting and other conditions of the awards.

E.Corporate Transaction or Change in Control.  In the event of a Corporate Transaction or Change in Control, awards granted to Outside Directors pursuant to this Policy will be treated as set forth in Section II of Article VI of the Plan.

F.Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Common Stock occurs on or after the September 1, 2018, the Board or the Compensation Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will, if applicable, adjust the number and class of shares issuable pursuant to, and the class and price of shares covered by, the awards to be granted under this Policy.

IV.CASH COMPENSATION

A.Annual Retainer Fee.  The Company will pay each Outside Director an annual fee of $75,000 for serving on the Board (the “Annual Fee”).

B. Chairperson Fee.  The Company will pay the Outside Director who serves as the Chairperson of the Board an annual fee of $75,000 for service as the Chairperson (the “Annual Chairperson Fee”).

C.Committee Member Retainer Fee.  The Company will pay each Outside Director who serves as a member of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee the applicable annual fee for serving as a member of such committee set forth in the table below (the “Annual Committee Member Fee”).    The Annual Committee Member Fee for each committee will be:

Committee	Annual Committee Member Fee
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$10,000

D.Committee Chairperson Retainer Fee.  In addition to the Annual Committee Member Fee, the Company will pay each Outside Director who serves as chairperson of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee the applicable annual fee for serving as the chairperson set forth in the table below (the “Annual Committee Chairperson Fee”).  The Annual Committee Chairperson Fee for each committee will be:

Committee	Annual Committee Chairperson Fee
Audit Committee	$30,000
Compensation Committee	$22,500
Corporate Governance and Nominating Committee	$15,000

E.Payments. Each of the Annual Fee, the Annual Chairperson Fee, the Annual Committee Member Fee and the Annual Committee Chairperson Fee will be paid in four equal quarterly installments on a prorated basis with each quarterly payment paid in arrears on or about the 15th of the first month after the end of the applicable quarter.

F.Revisions.  The Board or the Compensation Committee in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or the Compensation Committee determines to make any such change or revision.

G.Section 409A.  In no event will cash compensation payable pursuant to this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which Fees are earned, or (ii) March 15 following the calendar year in which the Fees are earned, in compliance with the “short-term deferral” exception to Section 409A.  The Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

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